RESTRICTED STOCK UNIT
AWARD AGREEMENT
THIS AWARD AGREEMENT (the “Award Agreement”) is made effective as of January 15, 2013 (the “Grant Date”) between Pilgrim's Pride Corporation, a Delaware corporation (the “Company”), and the employee of the Company named on the signature page of this Award Agreement (the “Participant”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Pilgrim's Pride Corporation 2012 Long Term Incentive Program (the “Program”) or in the Pilgrim's Pride Corporation Long Term Incentive Plan (the “Plan”).
WHEREAS, the Company desires to grant the Restricted Stock Units (the “RSUs”) provided for herein to the Participant in settlement of a Performance Award previously granted under the Program;
WHEREAS, the RSUs are subject to the terms and conditions of the Program and Plan and the further terms and conditions set forth in this Award Agreement;
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Grant of the Award. Subject to the provisions of this Award Agreement, the Program and the Plan (collectively, the “Award Documents”), the Company hereby grants to the Participant the whole number of RSUs set forth on the signature page hereto, subject to adjustment as set forth in the Plan. Subject to the terms and conditions of the Award Documents, each RSU gives the Participant the unsecured right to receive one share of Common Stock on the Payment Date (as defined below). The Participant shall not be required to pay any additional consideration for the issuance of a share of Common Stock upon settlement of an RSU.

2.Incorporation of Program and Plan. The Participant acknowledges receipt of the Program and the Plan. This Award Agreement and the RSUs shall be subject to the Program and the Plan, the terms of which are incorporated herein by reference, and in the event of any conflict or inconsistency between the terms of the Program or Plan and this Award Agreement, the applicable terms of the Program or Plan shall govern.

3.Vesting Date. Subject to the terms and conditions hereof, the RSUs shall vest and become non-forfeitable on December 31, 2014 (the “RSU Vesting Date”), subject to the Participant's continued employment with the Company through the RSU Vesting Date and the other terms and conditions in this Award Document.

4.    Payment. Except as otherwise provided in the Program or Plan, each vested RSU shall be settled by the Company through the delivery of a share of Common Stock on January 15, 2015 (the “Payment Date”). In the event of a Change in Control or Privatization of the Company, the RSUs may be settled in the manner provided in the Program or Plan though a cash payment, through the delivery of a substitute award or through such other means set forth in the Program or Plan.
5.    Termination of Employment.

(a)Termination of Employment for Cause; Resignation without Good Reason. In the event that prior to the RSU Vesting Date, the Participant's employment with the Company ends for any reason other than (i) an involuntary termination of employment by the Company without Cause or (ii) the Participant's death, all RSUs shall be cancelled immediately without consideration as of the date of such termination of employment.

(b)Death; Termination by the Company without Cause. In the event that prior to the RSU Vesting Date, the Participant's employment is terminated (i) by the Company without Cause or (ii) as a result of the Participant's death all of the unvested RSUs shall vest immediately and be payable in accordance with the provisions of this Award Agreement on the Payment Date.

6.    Full Settlement of Performance Award. The Participant acknowledges and agrees that the delivery of this Award Agreement and the grant of the related RSUs is a full and completed settlement of the obligations of the Company to the Participant under the Performance Award granted to the Participant under the Program.
7.    Nontransferability of RSUs. Unless otherwise determined by the Committee, the RSUs may not be sold, pledged, encumbered, assigned, hypothecated, transferred or disposed of in any manner other than by last will and testament or by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be.
8.    Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to the Common Stock underlying the RSUs. Upon settlement in Common Stock, the Participant shall have all rights as a stockholder with respect to any shares of Common Stock delivered to the Participant, including, without limitation, voting rights and the right to receive dividends.
9.    Dividend Equivalents. If, after the Grant Date and prior to the Payment Date, ordinary cash dividends with respect to the Common Stock are paid by the Company, the Participant shall be entitled to receive a notional dividend equivalent for each RSU in an amount, without interest, equal to the ordinary cash dividend paid on a share of Common Stock. The notional dividend equivalents shall be subject to the same vesting and forfeiture conditions as the related RSU and, subject to vesting of the related RSU, shall be paid in cash on the Payment Date.
10.    Legend on Certificates. The certificates representing any of the shares of Common Stock delivered upon settlement of the RSUs issued to Participants hereunder shall bear such legends as the Committee determines appropriate referring to restrictions on the transfer of such RSUs imposed by this Award Agreement or the Plan and such other legends as are required or appropriate under applicable law.
11.    Conditions to Delivery of Common Stock Certificates. The Company shall not be required to deliver any certificate for shares of Common Stock pursuant to this Award Agreement prior to fulfillment of all of the following conditions:
(a)    The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee determines to be necessary or advisable; and
(b)    The lapse of such reasonable period of time as the Committee may from time to time establish for reasons of administrative convenience.
12.    No Entitlements.

(a)    No Right to Continued Employment. This award is not an employment agreement, and nothing in the Award Documents shall (i) alter the Participant's status as an “at-will” employee of the Company, (ii) be construed as guaranteeing the Participant's employment by the Company or as giving the Participant any right to continue in the employ of the Company during any period (including without limitation the period between the Grant Date and the RSU Vesting Date) or (iii) be construed as giving the Participant any right to be reemployed by the Company following any termination of employment.
(b)    No Right to Future Awards. This award of RSUs and all other equity-based awards under the Plan are discretionary. This award does not confer on the Participant any right or entitlement to receive another award of RSUs or any other equity-based award at any time in the future or in respect of any future period.
(c)    No Effect on Future Employment Compensation. This award does not confer on the Participant any right or entitlement to receive compensation in any specific amount for any future fiscal year and does not diminish in any way the Company's discretion to determine the amount, if any, of the Participant's compensation. In addition, this award of RSUs is not part of the Participant's base salary or wages and will not be taken into account in determining any other employment-related rights the Participant may have, such as rights to pension or severance pay.
13.    Taxes and Withholding. No later than the date as of which an amount with respect to the RSUs first becomes includable in the gross income of the Participant for applicable income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, in accordance with rules and procedures established by the Committee, the minimum required withholding obligations may be settled in cash, shares of Common Stock, including Common Stock that is part of this award of RSUs, or any other method approved by the Committee. The obligations of the Company to make a payment pursuant to this Award Agreement shall be conditional upon such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including, without limitation, by withholding cash or shares of Common Stock to be delivered upon settlement of the RSUs.
14.    Securities Laws. In connection with the grant or vesting of the RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Award Agreement.
15.    Miscellaneous Provisions.
(a)    Notices. Any notice necessary under this Award Agreement shall be addressed to the Company, attention [NAME] and to the Participant at the most recent address appearing in the records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Notwithstanding the foregoing, the Company may deliver notices to the Participant by means of email or other electronic means that are generally used for employee communications. Any such notice shall be deemed effective upon receipt thereof by the addressee.
(b)    Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Award Agreement.

(c)    Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(d)    Entire Agreement. The Award Documents constitute the entire agreement between the parties hereto with regard to the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.
(e)    Amendments. The Board or the Committee shall have the power to alter, amend, modify or terminate the Program, Plan or this Award Agreement at any time; provided, however, that no such termination, amendment or modification may adversely affect, in any material respect, the Participant's rights under this Award Agreement without the Participant's consent. Notwithstanding the foregoing, the Company shall have broad authority to amend this Award Agreement without the consent of the Participant to the extent it deems necessary or desirable (i) to comply with or take into account changes in or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (ii) to ensure that the RSUs are not subject to taxes, interest and penalties under Section 409A of the Code, (iii) to take into account unusual or nonrecurring events or market conditions, or (iv) to take into account significant acquisitions or dispositions of assets or other property by the Company. Any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give written notice to the Participant in accordance with Section 15(a) of any such amendment, modification or termination as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Participant and the Company by mutual consent to alter or amend the terms of the RSU in any manner that is consistent with the Plan and approved by the Committee.
(f)    Section 409A. The RSUs are intended to constitute “short-term deferrals” for purposes of Section 409A of the Code. Pursuant to the Plan and to the extent applicable, the Award Documents shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Grant Date. Nothing in this Award Agreement (including, without limitation Sections 14(e) and 15(f)) shall create an obligation on the part of the Board or the Committee to modify the Award Documents or guarantee that the RSUs will not be subject to taxes, interest and penalties under Section 409A of the Code.
(g)    Successor. Except as otherwise provided herein, this Award Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.
(h)    Choice of Law. Except as to matters of federal law, this Award Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts executed and performed entirely in such State.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Grant Date.
PILGRIM'S PRIDE CORPORATION

By:
Name:
Title:

NAME OF PARTICIPANT:

NUMBER OF RSUs:

ACCEPTED AND AGREED:

PARTICIPANT